EXHIBIT 23(a)


                  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement of American Electric Power Company, Inc. on Form S-3 of our reports dated March 5, 2004 (which reports express an unqualified opinion and include explanatory paragraphs relating to the adoption of new accounting pronouncements in 2002 and 2003), included and incorporated by reference in the Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/  Deloitte & Touche LLP


Columbus, Ohio
December 20, 2004